[Daniels & Associates letterhead]




December 14, 1998

Mr. Nicholas J. Chiaia
General Counsel and Secretary
Crown Communications Corporation
650 Massachusetts Avenue, NW
Washington, DC 20001

Dear Mr. Chiaia:

We are pleased to set forth the terms of the engagement of Daniels & Associates, L.P. ("Daniels") by Crown Communications Corporation (hereinafter referred to as the "Client") as the exclusive representative of the Client for the purpose of assisting the Client in its efforts to identify a strategic partner and/or partners including, but not limited to, one or more cable television MSOs and concluding a strategic alliance (the "Transaction"). It is anticipated that such an alliance could involve, for example, an exchange of carriage on an MSO's subscriber base or receipt of its programming, for certain equity interests, in The Nostalgia Network, Inc. d.b.a. Good Life TV Network (hereinafter referred to as "GL"). In addition to, or in lieu of, other consideration. The Client may also consider a sale of a minority or majority interest in its equity holdings in GL or vote its shares in order to facilitate the sale of some or all of GL's assets, all of which shall be treated as a Transaction for purposes of Section
4. The terms of Daniels' engagement by the Client shall be as follows:

1. ENGAGEMENT OF DANIELS. The Client hereby engages Daniels to act as the Client's exclusive representative for the purpose of identifying and seeking out prospective strategic partners for the Transaction. Approval of amounts and terms of any proposed Transaction shall be at the sole discretion of the Client. Daniels will have no power or authority to act for the Client except as expressly set forth herein.

2. SERVICES OF DANIELS. In connection with Daniels' services on the Client's behalf, Daniels will (a) assist and work with and on the behalf of Client to analyze, identify and recommend structures for potential strategic alliances, including appropriate valuations for Client of GL, (b) elicit interest from prospective partners, (c) submit to the Client any reasonable proposals Daniels receives, (d) if requested by the Client, advise the Client as to various aspects of any proposed Transaction, including but not limited to alternative means of structuring an alliance, and the pros or cons of a particular prospective strategic partner with respect to the Client's preferences; (e) provide an appropriate Fairness Opinion with respect to any such proposed or recommended Transaction; (f) in consultation with Client, prepare and distribute an informational brochure (the "Brochure"), including an Executive Summary, describing such things as the Client's assets, operations, management, financial condition, projections and other information, including the proposed Transaction. The Brochure shall be approved by Client,

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Crown Communications Corporation
December 14, 1998
Page 2

     on a timely basis, prior to its distribution to prospective strategic partners; and (g) advise Client as to the requisite amount of deficit funding to GL in order to position GL for a partnership and/or sale. Daniels shall provide to Client a bi-weekly written report of its efforts and activities.

3. TERM. The term of this engagement shall begin. on the date this Agreement is executed by Client and continue for an initial period of 180 days, and for successive 60 day periods thereafter unless canceled by either party by written notice to the other at least 15 days prior to the beginning of any renewal period (the "Term") provided however, that no such cancellation shall occur in a renewal period if "meaningful" discussions with a potential strategic alliance partner have been entered into and are on-going in that period. Crown's obligation to pay any compensation to Daniels hereunder or to reimburse Daniels' expenses, and the indemnification and arbitration provisions herein shall survive any termination of this Agreement. However, in cases where Daniels offers opportunities that provide indirect benefit and no direct consideration to the Client, then such opportunities may, at the Client's discretion, be presented to GL for its separate and independent consideration, and at GL's expense. Daniels understands and agrees that time is of the essence.

4. COMPENSATION/REIMBURSEMENT OF EXPENSES. As part of this engagement, Daniels will provide the Client with on-going advisory and consultation services regarding the prospects for creating an alliance or partnership with one or more strategic partners or for realizing enterprise value through other possible forms of transactions. The Client hereby commits to pay to Daniels a monthly fee of $50,000 on the first day of each month beginning December 1, 1998, (the "Retainer"), up to a maximum amount of $250,000.

     In addition, upon consummation of a Transaction that provides direct benefit and consideration to the Client, and involves an exchange and/or sale of a non-controlling (less than or equal to a 50%) ownership interest in GL, whether such Transaction involves existing outstanding shares or shares to be newly issued, to one or more strategic partners, the Client shall pay to Daniels an amount in cash equal to 3.0% of the gross value of the ownership interests exchanged and/or sold as pan of the Transaction (the "Equity Commitment"). Upon consummation of a Transaction that provides direct benefit and consideration to the Client, and which involves a sale and/or exchange of a controlling (greater than 50%) interest in GL to one or more strategic partners, whether as a sale or combination of equity or a sale of GL's assets, the Client shall pay to Daniels an amount in cash equal to 1.5 % of the Gross Sale Price (as defined below).

     If any portion of an Equity Commitment or Gross Sale Price is deferred or contingent upon the Client's meeting future earnings, operations, cash flow or other benchmarks, any such deferred or contingent amounts shall also be included as part of the Equity Commitment or Gross Sale Price amount for purposes of calculating the compensation owed by the Client to Daniels hereunder. In the event that any deferred or contingent payments shall be due to Client under any Transaction, both Client and Daniels agree to instruct such partners or purchasers to remit


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Crown Communications Corporation
December 14, 1998
Page 3

     the Daniels' compensation applicable to such payments directly to Daniels at the time such payments are to be made to Client.

     "Gross Sale Price" and "Equity Commitment" mean all consideration received or receivable by, or payable to or on behalf of, the Client as a result of any Transaction, including without limitation, cash, promissory notes, deferred or contingent payments, or other obligations to pay, and the fair market value of stock, other securities and all other property or things of value received or receivable in connection with the Transaction. These terms also include amounts equal to existing debt, liabilities, encumbrances and other obligations assumed, or guaranteed, by a purchaser. They do not include the forgiveness and/or cancellation of outstanding debt received or receivable in connection with the Transaction.

     Daniels shall be entitled to compensation as described above for any Transaction which is (i) consummated during the Term, (ii) agreed upon during the Term and consummated thereafter, or (iii) agreed upon during the one-year period following the Term and consummated thereafter if, (a) during the Term, discussions or negotiations leading to such Transaction commenced, or (b) during the Term, a party with whom such Transaction is entered into was referred to the Client by Daniels as a prospective partner, or (c) during the Term, such Transaction was arranged for or obtained directly by the Client or by or through another agent or representative of the Client in contradiction of the exclusivity provisions of this Agreement.

     The Client agrees to notify Daniels of any closing with sufficient advance notice so that a representative of Daniels may attend if desired. Payment of Daniels' compensation by wire transfer as part of the authorized disbursements at the first closing shall be a specific requirement of the agreement relating to any Transaction. Daniels is hereby authorized to provide wire transfer instructions to the appropriate parties to facilitate the payment of its compensation.

     In addition to the compensation referred to above, the Client agrees to promptly reimburse Daniels, upon request from time to time, for all reasonable out-of-pocket expenses incurred by Daniels, as supported by appropriate receipts and/or documentation, in connection with the services rendered by Daniels pursuant to this Agreement. However, all out-of-pocket expenses, beyond an initial threshold of $5,000, singularly in excess of $1,000 must be pre-approved by Client.

5. AVAILABILITY AND ACCURACY OF INFORMATION. In connection with Daniels' activities on the Client's behalf, the Client agrees to furnish Daniels with necessary information and data concerning the Client and any proposed Transaction (the "Information"), and to provide Daniels with reasonable access to the Client's partners, officers, directors, employees, independent accountants and legal counsel. The Client represents and warrants that all information made available to Daniels by the Client or contained in any Brochure, at all times during the period of engagement of Daniels hereunder, will, to the best of Client's knowledge, be complete and


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Crown Communications Corporation
December 14, 1998
Page 4

     accurate in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Client further represents and warrants that, to the best of Client's knowledge, any projections provided by them to Daniels or contained in the Brochure will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable.

     The Client acknowledges and agrees that Daniels, in rendering its services hereunder, including without limitation assisting the Client's management in the preparation of any Brochure, will be using and relying on the Information without independent verification thereof or independent appraisal of the assets, operations, financial condition or equity ownership interests of the Client or of any prospective partner. Furthermore, in evaluating prospective partners, Daniels will be relying on information contained in public reports or furnished to Daniels by such prospective partners. Daniels does not assume any responsibility for the completeness or accuracy of the Information or any other information regarding the Client or any Transaction. Any advice rendered by Daniels pursuant to this Agreement may not be disclosed publicly without Daniels' prior written consent. Notwithstanding the foregoing, Daniels shall exercise due diligence and professional care in forming its professional opinions with respect to its advice, promotional materials, and any valuation it prepares or assists the Client in preparing.

     The Client agrees to indemnify and hold harmless Daniels, and Daniels' employees and affiliates, against any and all losses, claims, damages, liabilities and expenses of defense of any claim or action, directly or indirectly, relating to or arising out of or in connection with any breach of this Agreement; provided, however, such indemnity shall not apply to any portion of any such losses, claims, damages, liabilities and expenses to the extent, and only to such extent, it is found in a final judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of Daniels or of any of Daniels' employees or affiliates.

6. THE CLIENT'S EFFORTS. The Client agrees that when a prospective partner enters into an agreement for a Transaction on terms approved by the Client, the Client will use commercially reasonable efforts to consummate the Transaction, and to meet all conditions and requirements thereof. In connection with any such agreement, the Client agrees that it will execute and deliver, or cause the appropriate person or entity to execute and deliver, all documents reasonably required by the prospective partner, and make, or cause the appropriate person or entity to make, appropriate and reasonable representations, warranties and covenants regarding the Client and its respective assets, business and affairs, and otherwise fully cooperate in consummating such Transaction.

7. EXCLUSIVITY. During the Term hereof, the Client agrees to deal exclusively through Daniels and to refer all inquiries from any prospective partner regarding any proposed Transaction to Daniels. Whether or not so referred, the prospective partner shall be deemed to be covered by


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Crown Communications Corporation
December 14, 1998
Page 5

     this Agreement. Daniels shall refer to the Client any reasonable proposal for a Transaction and the Client agrees to approve or reject such proposal promptly.

8. LIQUIDATED DAMAGES. In the event a partner defaults on any agreement for a proposed Transaction, the Client and Daniels shall share equally the amount of any liquidated or other damages or forfeitures receivable or attainable by reason of such default (after recovery by the Client of any out-of-pocket expenses of collection or litigation), provided the amount receivable by Daniels in such event shall not exceed the compensation which would have been payable to Daniels had such agreement been consummated.

9. PUBLICITY. Subject to any legal requirements or known contractual restrictions, Daniels will have the right to announce publicly and/or advertise any consummated Transaction hereunder. Similarly, the Client agrees to mention the role of Daniels in any public announcements it may make regarding any consummated Transaction. Daniels and the Client each will consult with and cooperate with the other with respect to the content and the timing of all press releases and other public announcements concerning this Agreement and the valuation contemplated hereby.

10. ARBITRATION. Any claim, controversy or dispute arising out of or relating to this Agreement, or the breach thereof, shall be resolved by arbitration in accordance with the applicable Rules of the American Arbitration Association (U.S. disputes) or UNCITRAL (international disputes), and judgment upon the award rendered in the arbitration proceeding may be entered in any court having jurisdiction thereof. The arbitration shall be held in the District of Columbia, or at another location if it can be selected by mutual agreement. The arbitration award may grant a reimbursement to the prevailing party of all of its fees and expenses, including reasonable attorneys' fees. Without waiving any right to arbitration under this Agreement, either party may apply to any court having jurisdiction hereof and seek injunctive relief so as to maintain the status quo until such time as the arbitration award is rendered or the controversy is resolved. Except as may be required by law, neither party nor the arbitrator(s) may disclose the existence, content, or results of any arbitration proceeding hereunder without the prior written consent of both parties.

11. MISCELLANEOUS. The individual signing this Agreement on behalf of the Client represents or warrants that he/she has the authority to execute this Agreement, that all parties whose approval is necessary to make this Agreement binding in accordance with its terms have consented hereto, and that all necessary legal actions have been or will be taken. The Client represents and warrants that it will comply with all applicable securities and other laws, rules and regulations relating hereto and that it will not circumvent or frustrate the intent of this Agreement. Subject to any (a) legal requirements imposed on Daniels compelling disclosure and (b) approved disclosures to prospective partners, Daniels will endeavor to maintain the confidentiality of all proprietary and confidential information regarding the Client. In consultation with Client, Daniels shall prepare and deliver an approved form of confidentiality agreement to each prospective partner to be executed prior to delivery of such information.


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Crown Communications Corporation
December 14, 1998
Page 6

This Agreement represents the entire understanding of the parties hereto and supersedes all other and prior agreements among the parties regarding the subject matter; shall be binding upon and inure to the benefit of the parties and their respective heirs, representatives, successors and assigns; may be executed by facsimile (followed by originals sent via regular mail), and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument; and may not be modified or amended except by written agreement. If multiple parties execute this Agreement, they agree to be jointly and severally bound. No failure or delay in exercising any right, power or privilege related hereto, or any single or partial exercise thereof, shall operate as a waiver thereof.

If this letter reflects the Client's understanding of our agreement, please execute the enclosed copies and return one of the executed Agreements to me.

Sincerely,

DANIELS & ASSOCIATES, L.P.
By:      DANIELS PARTNERS INC., its general partner



By:      /s/ Gregory B. Ainsworth
         Gregory B. Ainsworth
         Senior Vice President



ACCEPTED AND AGREED TO THIS 15 DAY OF DECEMBER 1998.


CROWN COMMUNICATIONS CORPORATION



By:      /s/ Nicholas Chiaia
Name:    Nicholas Chiaia
Title:   General Counsel